Exhibit 99.1

                            CPI AEROSTRUCTURES, INC.
                200A Executive Drive o Edgewood, New York 11717
                      (631) 586-5200 o FAX (631) 586-5814

                              FOR IMMEDIATE RELEASE

             CPI AEROSTRUCTURES ANNOUNCES RECORD FOURTH QUARTER AND
                                YEAR-END RESULTS

Edgewood, NY - March 31, 2003 -- CPI Aerostructures, Inc. ("CPI") (AMEX: CVU) today announced record results from continuing operations for the fourth quarter and year-ended December 31, 2002.

Fourth Quarter 2002 versus 2001

o    Revenue rose 36.8% to $6,010,509 from $4,392,069;

o    Gross margin was 37.6% versus 10.3%;

o    Income from operations rose to $1,371,505 from $118,984;

o    Pre-tax income was $1,245,732 compared to $97,467;

o Net income, which included an $800,000 NOL tax benefit, was $1,650,732 or $.50 per diluted share compared to a net loss of $11,467,068, which included a loss of $11,564,535 from the discontinued Kolar segment.

Effective December 31, 2001, the Company's former machining business, Kolar, was closed and its results of the operations have been classified as discontinued. Revenue for 2001 has been restated to reflect the discontinued operations of Kolar.

2002 Financial Highlights

For 2002, CPI Aerostructures achieved revenue of $23,999,257, resulting in income from operations of $5,009,720. Compared to 2001, this represents a 36.8% increase in revenue and a 93.5% increase in income from operations. Income before taxes in 2002 was $4,568,624 while net income was $4,444,624 or $1.40 per diluted share. The negligible 2002 tax rate reflects the utilization of $1,600,000 of net operating loss carryforwards. In 2001, the Kolar discontinued business produced over $14 million of losses (both operations and the disposal of assets), which more than offset $2,589,342 or $.92 per basic share in income from continuing operations. Thus for 2001, there was a net loss of $11,638,119 or $4.39 per basic share.

Edward J. Fred, CPI's CEO & President stated, "At the core of our financial story for 2002 is substantial growth in revenue, operating income, operating margins and contract awards. CPI's contract awards were $24.5 million, up 28% compared to 2001, for our sixth consecutive year of double-digit growth. Thanks to our technical know-how, quality and on-time delivery, our bid-to-win ratio was about 11% in 2002, which we believe could improve again this year. As of this date, our new contract awards of $11.1 million are running 44% ahead of this time last year.

                                     (more)



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CPI Aerostructures, Inc. News Release                                    Page 2
March 31, 2003

Mr. Fred continued, "We have every confidence in our ability to meet our current guidance of a minimum of $30 million in revenue. While we have an NOL of approximately $12.9 million and $10.4 million available for federal and state income tax purposes, respectively, if CPI were fully-taxed, we would expect to report net income from operations of approximately $3.95 million for 2003, or a 43.4% improvement over the 2002 equivalent of $2.75 million. Our bottom line should be further buoyed to about $9.4 million, as a result of the tax benefits of our NOL, anticipated gains on the sale of Kolar buildings, and the gain on the early extinguishment of debt."

He continued, "The successful completion of our 2.3 million share public offering last month yielded $7,764,000 in net proceeds. This allowed us to repay substantially all of our debt, save over $500,000 in interest per annum and provided us with an extra $2,700,000 of working capital. On a pro forma adjusted basis, our shareholders' equity at December 31, 2002 was $12.8 million. Our strong balance sheet gives us one more competitive edge as we bid for larger contracts. The public offering also significantly increased the number of our outstanding shares, public float and market cap, which we believe benefits all investors as we deliver on our 2003 guidance and set higher goals for 2004."

CONFERENCE CALL
CPI's President & CEO Edward J. Fred will host a conference call today, March 31st at 11 am ET to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing (973) 582-2866. Please call in 10 minutes before the scheduled time and ask for the CPI Aerostructures call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.cpiaero.com and click on the "Investor Relations" section, then click on "Events". Please access the website 15 minutes prior to the call to download and install any necessary audio software. The conference call will be archived and can be accessed for approximately 90 days.

Founded in 1980, CPI Aerostructures is engaged in the contract production of structural aircraft parts principally for the U.S. Air Force and other branches of the armed forces. In conjunction with its assembly operations, CPI provides engineering, technical and program management services. Among the key programs that CPI supplies are the C-5A Galaxy cargo jet, the T-38 Talon jet trainer and the E-3 Sentry AWACS jet.

The above statements include forward looking that involve risks and uncertainties, which are described from time to time in CPI's SEC reports, including CPI's Form 10-KSB for the year ended December 31, 2001, and CPI's Form 10-QSB for the quarters ended March 31, 2002, June 30, 2002, and September 30, 2002.

Contact:
Edward J. Fred                                       Investor Relations Counsel
President & CEO                                      The Equity Group Inc.
CPI Aerostructures, Inc.                             Linda Latman (212) 836-9609
(631) 586-5200                                       www.theequitygroup.com
www.cpiaero.com

                            (See Accompanying Tables)


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CPI Aerostructures, Inc. News Release                                    Page 3
March 31, 2003

                            CPI AEROSTRUCTURES, INC.
                         CONDENSED STATEMENTS OF INCOME

                                                            Three Months Ended                             Year Ended
                                                                December 31,                               December 31,
                                                            2002             2001                   2002                2001
                                                            ----             ----                   ----                ----

Revenue                                                $  6,010,509      $   4,392,069         $23,999,257           $15,024,027

Income from continuing operations before
  income taxes                                            1,245,732             97,467           4,568,624             2,431,897

Provision (benefit) for income taxes                       (405,000)              -0-              124,000                  -0-

Income before discontinued segment                        1,650,732             97,467           4,444,624             2,431,897

Income (loss) from operations of
  discontinued segment                                           -0-        (1,141,719)             -0-               (3,647,200)

Loss on disposal of assets -
  discontinued segment                                           -0-       (10,422,816)             -0-              (10,422,816)

Net income (loss)                                      $  1,650,732      $ (11,467,068)        $ 4,444,624          $(11,638,119)

Basic earnings (loss) per common share:
From continuing operations                             $       0.60      $        0.04         $      1.63          $       0.92
From operations of discontinued segment                         -0-              (0.43)                -0-                 (1.37)
From disposal of assets of discontinued segment                 -0-              (3.94)                -0-                 (3.94)
Earnings (loss) per common share - basic               $       0.60      $       (4.31)        $      1.63          $      (4.39)

Diluted net income per common share:
From continuing operations                             $       0.50      $      --             $      1.40          $       --
From discontinued segment                                       -0-             --                     -0-                  --
Earnings per common share - diluted                    $       0.50      $      --             $      1.40          $       --

Shares used in computing earnings per common share:
   Basic                                                  2,773,277          2,657,046           2,721,522             2,653,538
   Diluted                                                3,304,185             --               3,184,536                  --

* Effective December 31, 2001, the Company's former machining business, Kolar was closed and its results of the operations have been classified as discontinued. Revenue for 2001 has been restated to reflect the discontinued operations of Kolar.

* In 2001, diluted earnings per share are not presented as the result is antidilutive.


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CPI Aerostructures, Inc. News Release                                     Page 4
March 31, 2003


                                 Actual         Pro Forma          Actual
Balance Sheet Highlights        12/31/02        12/31/02          12/31/01


Cash                           $     91,537   $  2,722,931       $  180,578

Total current assets             15,202,592     17,533,310       13,377,211

Total assets                     15,604,746     17,955,464       13,830,697

Total current liabilities        13,227,018      5,112,412       16,184,868

Working capital (deficit)         1,975,574     12,802,860       (2,807,657)

Short-term debt                   8,024,160        108,554        9,607,284

Long-term debt                       40,192         40,192          - 0 -

Shareholders' equity
deficiency)                       2,337,536     12,802,860       (2,354,171)

Total Liabilities
and Shareholders' Equity         15,604,746     17,955,464       13,830,697


The pro forma consolidated balance sheet has been derived from the consolidated balance sheet of the Company at December 31, 2002 and adjusts for capital infusion and repayment of indebtedness resulting from the February 2003 equity offering of 2.3 million common shares as if such transactions had occurred at December 31, 2002. The pro forma consolidated balance sheet is presented for informational purposes only and does not purport to be indicative of the financial condition that actually would have resulted if the transactions below had been consummated at December 31, 2002.